Exhibit 2.4

AMENDED AND RESTATED
BY-LAWS
OF
TVPAGE INC.

1.          APPLICABLE ISRAELI LAWS.

1.1.          For so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel, to the fullest extent permitted by applicable laws, the provisions of the Israeli Companies Law 5759-1999, including the applicable regulations promulgated thereunder, as may be amended from time to time, (the “Israel Companies Law”) shall apply to the Corporation to the extent mandated by Schedule Four, Section 39A, (“Section 39A”) of the Israel Securities Law 5728-1968, as amended from time to time, subject to waivers that may be granted from time to time by the Israel Securities Authority.  The provisions of Sections 39A and of the Israel Companies Law that apply from time to time to the Corporation, and its stockholders, directors and officers, pursuant to the foregoing are referred to herein as the “Applicable Provisions”.  Any reference below to the Applicable Provisions in respect of any specific matter is for further clarity, and not in limitation of the generality of the foregoing.  Section 1.1, and all other references herein to Applicable Provisions and Israel Companies Law, shall be deemed deleted upon the earlier of (i) the listing of the Corporation’s shares for trading on a stock exchange as referenced in the Second A Addendum of the Israeli Securities Law, as may be amended from time to time, and subject to compliance with the dual registration requirements as contemplated by the Israeli Securities Law (a “Dual Listing Event”), or (ii) such time the Corporation will otherwise be exempt from the requirements of Section 39A.

2.          OFFICES.

2.1.          The Corporation may have an office or offices at such places as the Board of Directors may from time to time designate.

2.2.          To the extent required by the Applicable Provisions, the Corporation shall have a registered office at such place as the Board of Directors may from time to time designate within the State of Israel.

3.          MEETING OF STOCKHOLDERS.

3.1.          All meetings of stockholders of the Corporation shall be held in full compliance with the Applicable Provisions, including, without limitations, the manner and time for notices of meetings, the scheduling of meetings and the voting at meetings.  The Board shall take all actions necessary to ensure that all stockholders meetings comply with the foregoing.   Subject to the foregoing:

(a)          The annual meeting of stockholders for the election of directors shall be held at such time and date as may be fixed by the Board of Directors.

(b)          Special meetings of the stockholders may be called at any time by the Board of Directors, and shall be called by the Board of Directors on the request in writing, or by vote, by (i) two directors or one quarter of the directors in office, (ii) one or more stockholders holding in the aggregate (x) at least five percent of the issued and outstanding shares of capital stock of the Corporation capital and (y) at least one percent of the issued and outstanding shares of capital stock of the Corporation entitled to vote, or (iii) one or more stockholders holding at least five percent of the issued and outstanding shares of capital stock of the Corporation entitled to vote.

(c)          Any special meeting of the stockholders called in accordance with this Section shall be held in compliance with the Applicable Provisions.

(d)          If the Board of Directors has failed to hold a special meeting of the stockholders requested in accordance with the Applicable Provisions, the persons making such request may petition the court to compel the Corporation to hold such meeting.  The Corporation shall bear all reasonable costs incurred by the persons requesting a meeting and seeking to enforce such rights as determined by court, and the Corporation shall be reimbursed for such cost by the directors responsible for the failure to call such special meeting, to the extent required by the Applicable Provisions.

(e)          For so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel, all meetings of the stockholders shall be held within the State of Israel to the extent required by the Applicable Provisions, and at times to be fixed by the Board of Directors or as shall be specified and fixed in the respective notices thereof.

(f)          The agenda of any stockholder meeting shall be fixed by the Board of Directors and only resolutions regarding matters set out in such agenda (which agenda shall include the matters properly requested by stockholders as set forth in Section 3.1(b) above and/or in the last sentence of this paragraph) may be voted on or approved at such meeting.  One or more stockholders holding at least one percent of the issued and outstanding shares of capital stock of the Corporation entitled to vote may request that the Board of Directors include a matter in the agenda of a meeting to be convened in the future, so long as any such matter may be brought before the stockholders meeting under the DGCL or any Applicable Provisions.

4.          DIRECTORS.

4.1.          The property and business of the Corporation shall be managed by, or under the direction of, its Board of Directors, consisting of one or more directors as determined from time to time by resolution of the Board of Directors.  Provided, that for so long as any shares of capital stock of the Corporation are publicly listed for trading on a stock exchange in the State of Israel, the composition of the Board of Directors shall also comply with the Applicable Provisions.

4.2.          Each director shall hold office until the next annual election, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal.  Directors shall be elected by the stockholders, except that vacancies in the Board of Directors by reason of death, resignation or otherwise and newly created directorships may be filled for the unexpired term by the remaining directors, though less than a quorum, by a majority vote, subject, however, to the Applicable Provisions including, without limitation, in respect of outside directors.

4.3.          Resignation; Removal.

(a)          A director may resign from office by delivery of a notice to the Board of Directors, to the Chairman of the Board of directors or to the Corporation, and such resignation shall take effect on the date of delivery of the notice, unless a later date is set out in the notice.  A director shall give reasons for his resignation. Upon receipt of such notice of resignation, it shall be presented to the Board of Directors and shall be recorded in the minutes of the first meeting of the Board of Directors convened after such resignation.

5.          POWER OF DIRECTORS.

5.1.          The Board of Directors shall have such general and specific powers as are conferred upon corporations by the General Corporation Law of the State of Delaware, as amended from time to time, subject to the provisions of applicable laws, the Corporation’s Certificate of Incorporation, and these By-Laws, which may restrict or deny such powers.

6.          MEETING OF DIRECTORS.

6.1.          After each annual election of directors, the newly elected directors may meet for the purpose of organization, the election of officers, and the transaction of other business, at such place as fixed for the annual meeting, and if a majority of the directors be present at such place and time, no prior notice of such meeting shall be required to be given to the directors.  The place and time of such meeting may also be fixed by written consent of the directors.  Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

6.2.          Special meetings of the Board of Directors may be called by the president, and shall be called by the president or the secretary at the written request of two directors, by notice to each director given five (5) days prior to the meeting if by mail, or two (2) days prior to the meeting if by telephone, facsimile telecommunication or electronic transmission.

6.3.          Special meetings of the Board of Directors may be held within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof.

6.4.          One third (1/3) of the total  number of directors shall constitute a quorum, but a smaller number may adjourn from time to time, without further notice, until a quorum is secured.

6.5.          The Board shall hold such other meetings to the extent, and at times, as may be required under the Applicable Provisions.

7.          EXECUTIVE, AUDIT, AND OTHER COMMITTEES.

7.1.          The Board of Directors may designate an executive committee and one or more other committees each to consist of one or more of the directors of the Corporation.

7.2.          The Board shall at all times have such committees as required under the Applicable Provisions, including an Audit Committee, a Remuneration Committee and Committee to Examine Financial Statements.  The composition, powers and operation of each such committee shall be in full compliance with the Applicable Provisions.

8.          OFFICERS OF THE CORPORATION.

8.1.          The officers of the Corporation may be a President, one or more Vice-Presidents, Secretary, Treasurer, and such other officers as may from time to time be chosen by the Board of Directors.  In addition, the Corporation shall have such other officers as may be mandated under the Applicable Provisions, with such powers, and subject to such restrictions, as may be required under the Applicable Provisions.

8.2.          Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal.  Any officer may resign at any time upon written notice to the Corporation.   Any officer may be removed either with or without cause at any time by the Board of Directors.  If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

8.3.          Remuneration of office holders of the Corporation, including the approval procedures, shall be in compliance with the Applicable Provisions.

9.          DUTIES OF THE CHAIRMAN OF THE BOARD.

9.1.          The Chairman of the Board shall be appointed by the Board of Directors and shall be a member of the Board of Directors and, if present, preside at meetings of the Board of Directors and exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Board of Directors or as may be prescribed by these By-Laws.

10.          DUTIES OF THE PRESIDENT.

10.1.          Unless otherwise determined by the Board of Directors:

(a)          The President shall be the chief executive officer of the Corporation unless otherwise determined by the Board of Directors.  The President shall be the “general manager” of the Corporation. It shall be the President’s duty to preside at all meetings of the stockholders; to have general and active management of the business and the Corporation; to see that all orders and resolutions of the Board of Directors are carried into effect; to execute all contracts, agreements, deeds, bonds, mortgages and other obligations and instruments, in the name of the Corporation, and to affix the corporate seal thereto when authorized by the Board of Directors or the executive committee.

(b)          The President shall have the general supervision and direction of the other officers of the Corporation and shall see that their duties are properly performed and shall have the general duties and powers of supervision and management usually vested in the office of the President of a Corporation.

(c)          The Chairman of the Board shall not also serve as President to the extent prohibited by the Applicable Provisions.

11.          VICE PRESIDENT.

11.1.          Unless otherwise determined by the Board of Directors, the Vice-Presidents, in the order designated by the Board of Directors, shall be vested with all powers and required to perform all the duties of the President in the President’s absence or disability and shall perform such other duties as may be prescribed by the Board of Directors.

12.          PRESIDENT PRO TEM.

12.1.          In the absence or disability of the President and the Vice-President, the Board of Directors may appoint from their own number a president pro tem.

13.          SECRETARY.

13.1.          Unless otherwise determined by the Board of Directors, the Secretary shall attend all meetings of the Corporation, the Board of Directors.  The Secretary shall act as clerk thereof and shall record all of the proceedings of such meetings in a book kept for that purpose.  The Secretary shall give proper notice of meetings of stockholders and Board of Directors and shall perform such other duties as shall be assigned by the President or the Board of Directors. Each committee may designate a person to act from time to time as a clerk for each committee meeting, which person may be either a member of the committee or any officer not prohibited under the Applicable Provisions from attending such meeting.

14.          TREASURER.

14.1.          Unless otherwise determined by the Board of Directors:

(a)          The Treasurer shall have custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.

(b)          The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, executive committee or President, taking proper vouchers for such disbursements, and shall render to the President and Board of Directors, whenever they may require it, an account of all his transactions as treasurer, and of the financial condition of the Corporation, and at the regular meeting of the Board of Directors next preceding the annual stockholders’ meeting, a like report for the preceding year.

(c)          The Treasurer shall keep an account of stock registered and transferred in such manner and subject to such regulations as the Board of Directors may prescribe.

(d)          The Treasurer shall give the Corporation a bond, if required by the Board of Directors, in such sum and in form and with security satisfactory to the Board of Directors for the faithful performance of the duties of his office and the restoration to the Corporation, in case of his death, resignation or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession, belonging to the Corporation.  The Treasurer shall perform such other duties as the Board of Directors or executive committee may from time to time prescribe or require.

15.          DUTIES OF OFFICERS MAY BE DELEGATED.

15.1.          In case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board of Directors, the Board of Directors may delegate his powers or duties to any other officer or to any director for the time being, subject to any restrictions under the Applicable Provisions.

16.          INTERNAL AUDITOR.

16.1.          The Corporation shall at all times have a person appointed as internal auditor by the Board of Directors, on the recommendation of the Audit Committee, having such powers and duties as provided in the Applicable Provisions (the “Internal Auditor”). The Internal Auditor shall be a natural person and shall otherwise comply with all qualification requirements and restrictions under the Applicable Provisions.

16.2.          The organizational superior of the Internal Auditor shall be the Chairman of the Board, or such other officer of the Corporation as determined by the Board of Directors, subject to any limitations under the Applicable Provisions.  The Internal Auditor shall submit a report of his findings to the Chairman of the Board, to the President and to the Chair of the Audit Committee.

16.3.          The Internal Auditor shall submit to the Audit Committee periodic or annual audit plans for its advance approval. The Chairman of the Board and the chair of the Audit Committee may, from time to time, delegate to the Internal Auditor additional audit duties in addition to the audit plan, on matters for which an immediate audit is warranted.  A report on any urgent matters delegated to the Internal Auditor shall be submitted by the Internal Auditor to the person who delegated the inspection to the Internal Auditor.

16.4.          An Internal Auditor’s term in office shall not be terminated without his consent, and he shall not be suspended from office, unless determined by the Board of Directors, in a meeting at which a majority of the directors are present, after hearing the position of the Audit Committee and after giving the Internal Auditor a reasonable opportunity to present his case to the Board of Directors and the Audit Committee.

17.          CERTIFICATES OF STOCK.

17.1.          Certificates of stock shall be signed by such officer or officers as authorized from time to time by the Board of Directors.  If a certificate of stock be lost or destroyed, another may be issued in its stead upon proof of loss or destruction and the giving of a satisfactory bond of indemnity in an amount sufficient to indemnify the Corporation against any claim.  A new certificate may be issued without requiring bond when, in the judgment of the Board of Directors, it is proper to do so.

18.          TRANSFER OF STOCK.

18.1.          Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and in compliance with the Applicable Provisions, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction on its books.

19.          FISCAL YEAR.

19.1.          The fiscal year of the Corporation shall be determined by the Board of Directors.

20.          BOOKS AND RECORDS.

20.1.          The books, records and accounts of the Corporation except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the By-Laws or by resolution of the Board of Directors.

20.2.          The Corporation shall allow inspection of its books and records by stockholders of the Corporation as may be mandated by, and subject to such limitations under, the DGCL and the Applicable Provisions.

21.          INDEMNIFICATION.

21.1.          Right to Indemnification.  Subject to the Certificate of Incorporation, each person who was or is a party to, or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), including without limitation Proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the full extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.  Such right shall be a contract right and shall, subject to the Certificate of Incorporation, include the right to be paid by the Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section or otherwise.

21.2.          Right of Claimant to Bring Suit.  If a claim under Section 21.1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall create a presumption that claimant had not met the applicable standard of conduct.

21.3.          Non-Exclusivity of Rights. The rights conferred by Sections 21.1 and 21.2 shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

21.4.          Insurance.  Subject to the Certificate of Incorporation and Applicable Provisions, the Corporation may maintain insurance, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

21.5.          Applicable Provisions Limitations.   Provided, that the Corporation shall not, and shall not be required to, grant any right described in this Section 21 to the extent prohibited by the Applicable Provisions.

22.          AMENDMENT.

22.1.          Subject to the last sentence of this paragraph, these By-Laws may be amended, altered, repealed or supplemented (each and “Amendment”) at any regular meeting of the stockholders or of the Board of Directors or at any special meeting called for that purpose, by affirmative vote of a majority of the stock issued and outstanding and entitled to vote or of a majority of the whole board of directors, as the case may be.  Provided, that no Amendment shall be affective to the extent it will result in non-compliance by the Corporation with the Applicable Provisions.  Provided, further, that until a Dual Listing Event, all Amendments shall require approval by the stockholders at a regular meeting.